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                                                                                                              EXHIBIT 12

                                       BOISE CASCADE CORPORATION AND SUBSIDIARIES
                                       Ratio of Earnings (Losses) to Fixed Charges

                                                                                                   Three Months
                                                       Year Ended December 31                     Ended March 31
                                           1989      1990       1991       1992       1993        1993      1994
                                                          (dollar amounts expressed in thousands)

Interest costs                          $ 109,791  $ 142,980  $ 201,006  $ 191,026  $ 172,170  $  44,047  $  42,094
Interest capitalized during
  the period                               15,981     35,533      6,498      3,972      2,036        898        293
Interest factor related to
  noncapitalized leases(1)                  3,387      3,803      5,019      7,150      7,485      2,028      2,055
                                        _________  _________  _________  _________  _________  _________  _________
  Total fixed charges                   $ 129,159  $ 182,316  $ 212,523  $ 202,148  $ 181,691  $  46,973  $  44,442


Income (loss) before income taxes       $ 436,870  $ 121,400  $(128,140) $(252,510) $(125,590) $ (19,520) $ (62,670)
Undistributed (earnings) losses of
  less than 50% owned persons, net
  of distributions received                   (68)     2,966     (1,865)    (2,119)      (922)    (1,249)    (1,230)
Total fixed charges                       129,159    182,316    212,523    202,148    181,691     46,973     44,442
Less: Interest capitalized                (15,981)   (35,533)    (6,498)    (3,972)    (2,036)      (898)      (293)
      Guarantee of interest on
        ESOP debt                         (12,236)   (24,869)   (24,283)   (23,380)   (22,208)    (5,561)    (5,198)
                                        _________  _________  _________  _________  _________  _________  _________

  Total earnings (losses) from
    operations before fixed charges     $ 537,744  $ 246,280  $  51,737  $ (79,833) $  30,935  $  19,745  $ (24,949)


  Ratio of earnings (losses)
    to fixed charges(2)                      4.16       1.35       -          -          -          -          -


(1) Interest expense for operating leases with terms of one year or longer is based on an imputed interest rate for each lease.

(2) Total fixed charges exceeded total earnings (losses) from operations before fixed charges by $160,786,000,
    $281,981,000, and $150,756,000 for the years ended December 31, 1991, 1992, and 1993 and $27,228,000 and
    $69,391,000 for the three-month periods ended March 31, 1993 and 1994.

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